Exhibit 10.9

August 20, 2019

Re: Employment by Keros Therapeutics, Inc.

Dear Claudia:

Keros Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to employ you as a Chief Medical Officer (CMO), reporting to Jasbir Seehra, Chief Executive Officer (CEO). Your effective date of hire as a regular, full-time employee (the “Start Date”) will be September 16, 2019.

Your base salary will be at the rate of $15,208.33 per, SEMI-MONTHLY, per pay period (which equates to an annualized rate of $365,000.00), subject to tax and other withholdings as required by law. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

You will also be paid a $30,000 signing bonus in the pay cycle following commencement of your employment. By your acceptance of this offer of employment, you agree to repay to the Company the amount of any signing bonus received by you if you voluntarily terminate your employment prior to the 2nd anniversary of the first day of your employment by the Company. Any amount which becomes repayable by you by virtue of this provision will be repayable in full, without any pro rate deduction for days spent by you in the Company’s employment.

In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. Your target bonus will be equal to 30% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you a stock option (the “Option”) to purchase 224,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the date of the grant. The Option will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement. These options will vest as follows: one quarter of the shares (56,000) will vest on the first anniversary of the Start Date, and following that, 1/16th of the shares will vest on a quarterly basis, in arrears. Vesting is contingent on your continued employment with the Company.

You will be eligible to participate in the Company’s Medical and Dental Insurance Programs, including having the option to contribute into a Flexible Spending Account. Keros Therapeutics will also reimburse the first 50% of the Medical Plan deductible. In addition, you will be eligible to participate in the Keros 401(k) Plan. You will accrue 15 paid vacation days each year, 3 personal days and receive 12 paid holidays annually in accordance with the company holiday schedule.

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you.

Enclosed for your review is your Invention Assignment, Non-Disclosure, and Business Protection Agreement (the “Agreement”). This offer of employment is conditioned on your willingness to sign and abide by the terms of the Agreement.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form I-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This letter agreement and the Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter no later than August 23rd, 2019.

You may sign, scan, and email the letter to annita@kerostx.com. We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

/s/ Jasbir S. Seehra
Jasbir S. Seehra, Ph.D.
Chief Executive Officer
Keros Therapeutics, Inc.

Accepted and Agreed:

/s/ Claudia Ordonez
Claudia Ordonez, M.D.